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                                 Exhibit (m)(22)

                      Financial Services (Agency) Agreement
                                     Between
                   Merrill Lynch, Pierce, Fenner & Smith, Inc.
                                       And
                         The One Group Services Company

                          FINANCIAL SERVICES AGREEMENT

     AGREEMENT made as of August 6, 1999 by and between The One Group Services Company ("Distributor") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

                                   WITNESSETH:

     WHEREAS, each of the investment companies listed on Schedule A hereto as such Schedule may be amended from time to time (collectively, the "Funds", and each a "Fund") is an investment company registered under the Investment Company Act of 1940, as amended, and

     WHEREAS, MLPF&S, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, has entered into an agreement with Distributor pursuant to which it sells shares of the Funds to its customers; and

     WHEREAS, for the convenience of its customers MLPF&S is the record owner of such shares and maintains an omnibus account with each of the Funds which represents the aggregate number of shares held by such customers at any given time; and

     WHEREAS, MLPF&S tracks the beneficial ownership of such shares and distributes dividends, and shareholder information and performs other services for its customers' benefit as set forth on Exhibit 1;

     WHEREAS, the Funds and Distributor receive a direct benefit from MLPF&S performing the Services that they would otherwise perform, or have performed, on behalf of such customers.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees, as follows:

     1. MLPF&S agrees to perform the Services specified in Exhibit 1 hereto (the "Services") for the benefit of the shareholders of the Funds maintaining shares of any of such Funds in brokerage accounts with MLPF&S and whose shares are included in the omnibus account referred to above (each a "Customer" and collectively, the "Customers").

     2. MLPF&S agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules, and regulations applicable to the Services.

     3. Upon request of the Distributor, MLPF&S will provide access to our facilities and records related to the Services to the Fund and its legal and audit representatives to review the quality of the Services, and to respond to requests of the board of trustees of a Fund, a governmental body, self-regulatory organization or a shareholder. Notwithstanding this provision, it is understood and agreed that the names and addressees of MLPF&S customers (including the Customers) are the exclusive property of MLPF&S and that such customer information will not be provided to the Funds and their representatives pursuant to this Agreement; provided, however, that such customer information will be provided by MLPF&S directly to any court or governmental agency if required by applicable law or governmental or court order. All costs and expenses incurred by MLPF&S in providing access to the Fund and its representatives shall be paid by the Distributor.

     4. Distributor agrees that it and its representatives given access to our facilities and/or records in accordance with Paragraph 3 hereto shall treat all records and any information obtained in connection with access to our facilities as confidential and shall not disclose information contained therein except as permitted under Paragraph 3. All such records and information maintained by MLPF&S and its affiliates in connection with this Agreement are the exclusive property of MLPF&S and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement. No person having access to such records or information may use such records or information to solicit, directly or indirectly, any customer of MLPF&S for any purpose. The provisions of Paragraphs 3 and 4 shall survive the termination of this Agreement.

     5. In consideration of the Services provided hereunder, Distributor shall pay, or cause the Funds to pay, to MLPF&S the amounts set forth in Schedule B hereto. With the exception of affiliated funds, such amounts represent what MLPF&S is currently charging for these accounts for funds that are [distributed by MLPF&S in all accounts without restriction] [sold in the asset-based programs] [available in connection with a non-Merrill 401K plan].

     6. MLPF&S shall indemnify and hold harmless Distributor from and against any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) arising out of or related to the non-performance of MLPF&S of its responsibilities under this Agreement, except to the extent any such losses are caused, or contributed to, by Distributor.

     7. The Distributor shall indemnify and hold harmless MLPF&S from any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) that are related to the non-performance of Distributor of its responsibilities under this Agreement, except to the extent any such losses are caused, or contributed to by MLPF&S. The provisions of Paragraphs 6 and 7 shall survive the termination of this Agreement.

     8. This Agreement may be terminated, without penalty, at any time by MLPF&S or Distributor in whole, or in part with respect to one or more of the Funds, upon 60 days written notice to the other party.

    [9. [To the extent a Fund is organized as a trust,] MLPF&S understands and agrees that the obligations of under this Agreement are not binding upon any shareholder of the Funds personally, but bind only each Fund and each Fund's property; MLPF&S represents that it has notice of the provisions of the Declaration of Trust of each of the Funds disclaiming shareholder liability for acts or obligations of the Funds]1

    10. This Agreement, including its Exhibits and Schedules, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

-------------------
1    For Funds organized as Trusts.

     11. All communications under this Agreement shall be written and sent to MLPF&S at our offices at 4800 Deerlake Drive East, Jacksonville, Florida 32246,
Attention: President, and to Distributor at the address you have provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

     12. This Agreement may be amended only by mutual agreement of the parties in writing; provided however, that any amendment to Schedule A of this Agreement to add additional Fund(s) shall be deemed effective and part of this Agreement upon the day of the first sale by MLPF&S of any shares of such Fund(s).

     13. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the non-assigning party. Notwithstanding, the foregoing, it is expressly understood and agreed that (i) Financial Data Services, Inc. (formerly known as Merrill Lynch Financial Data Services, Inc.) ("FDS") and any successor to FDS may perform any of the Services hereunder pursuant to the request of MLPF&S and (ii) Automated Data Processing may perform services related to the mailing and collection of proxies.

     14. This Agreement shall be governed by the laws of the State of New York without giving affect to provisions relating to conflict of laws. This Agreement may be signed in counterparts, all of which shall constitute one and the same agreement.

     IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first below written.

MERRILL LYNCH, PIERCE, FENNER
& SMITH INCORPORATED

By: /s/ Robert W. Dineen
   ---------------------------------

Print Name: Robert W. Dineen
           -------------------------

Title: First Vice President
      ------------------------------

THE ONE GROUP SERVICES                       Address for Notice:
COMPANY

By: /s/ Mark S. Redman                       3435 Stelzer Road
   ---------------------------------         -----------------------------------

Print Name: Mark S. Redman                   Columbus, OH 43219
           -------------------------         -----------------------------------

Title: President
      ------------------------------         -----------------------------------
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                                    EXHIBIT 1

     Pursuant to the Agreement by and among the parties hereto, MLPF&S shall perform the following Services:

     1. Maintain separate records for each Customer with respect to each of the Funds held by such Customer, which records shall reflect shares purchased and redeemed and share balances. MLPF&S shall maintain an omnibus account for each Fund with the transfer agent of the Funds representing the position of such Customers and such account shall be in the name of MLPF&S or its nominee as the record owner of the shares owned by such Customers.

     2. Transmit to the Funds purchase and redemption orders on behalf of Customers. Disburse or credit to Customers all proceeds of redemptions of shares of each of the Funds and all dividends and other distributions not reinvested in shares of each of the Funds.

     3. Prepare and transmit to Customers periodic account statements showing the total number of shares owned by them as of the statement closing date, purchases and redemptions of Fund shares by the customer during the period covered by the statement and the dividends and other distributions paid to the customer during the statement period (whether paid in cash or reinvested in Fund shares).

     4. Transmit to MLPF&S customers proxy materials, reports and other information required to be sent to shareholders under the federal securities laws received by MLPF&S from any of the Funds. Upon request of a Fund, MLPF&S will transmit to Customers fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be material to shareholders of the Fund. In the event MLPF&S were to mail any Fund materials, reports, prospectuses and other information to Customers/shareholders of any Fund who are MLPF&S customers pursuant to this paragraph, Distributor agrees to reimburse MLPF&S or cause the Fund to reimburse MLPF&S for all out-of-pocket expenses, including, without limitation, reasonable clerical expenses incurred in connection with the distribution of such materials using rates and guidelines set forth in Rule 451.90 of the New York Stock Exchange Inc.

     5. Provide to the Funds such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its distributor to comply with State Blue Sky requirements.

     6. Provide to the Funds standard monthly CDSC reports.
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                                   SCHEDULE B

     Distributor agrees to pay MLPF&S:

     (1) an annual fee in respect of each MLPF&S customer account holding Fund shares, any time during a calendar year (other than ERISA accounts held in the MFA program or any other program requiring equalization under ERISA), of an amount equal to the sum of (a) $16 per front-end load Fund, (b) $19 per back-end load Fund during the CDSC period and $16 thereafter and (c) $19 per level load Fund during the CDSC period and $16 thereafter; and

     (2) an annual fee equal to 10 basis points on net assets of Funds held in ERISA accounts at MLPF&S in the MFA Program or any other program requiring equalization under ERISA.

In addition to fees set forth above, Distributor shall pay, or cause to be paid, to MLPF&S amounts due pursuant to Paragraph 3 of the Agreement and Paragraph 4 of Exhibit I of this Agreement.

All payments referred to in this schedule shall be made by Distributor to MLPF&S immediately upon a receipt of the bill therefore by Federal funds wire to the account specified by MLPF&S.
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Schedule A

ONE GROUP MUTUAL FUNDS

EQUITY FUNDS
------------

Balanced (A)
Balanced (B)
Balanced (C)
Large Cap Growth (A)
Large Cap Growth (B)
Large Cap Growth (C)
Large Cap Value (A)
Large Cap Value (B)
Large Cap Value (C)
Mid Cap Growth (A)
Mid Cap Growth (B)
Mid Cap Growth (C)
Mid Cap Value (A)
Mid Cap Value (B)
Mid Cap Value (C)
Equity Income (A)
Equity Income (B)
Equity Income (C)
Diversified Equity (A)
Diversified Equity (B)
Diversified Equity (C)
Small Cap Growth (A)
Small Cap Growth (B)
Small Cap Growth (C)
Small Cap Value (A)
Small Cap Value (B)
Small Cap Value (C)
Diversified Mid Cap (A)
Diversified Mid Cap (B)
Diversified Mid Cap (C)
Diversified International (A)
Diversified International (B)
Diversified International (C)

INVESTOR FUNDS
--------------

Investor Growth (A)
Investor Growth (B)
Investor Growth (C)
Investor Growth & Income (A)
Investor Growth & Income (B)
Investor Growth & Income (C)
Investor Conservative Growth (A)
Investor Conservative Growth (B)
Investor Conservative Growth (C)
Investor Balanced (A)
Investor Balanced (B)
Investor Balanced (C)

BOND FUNDS
----------

Intermediate Bond (A)
Intermediate Bond (B)
Intermediate Bond (C)
Government Bond (A)
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Government Bond (B)
Government Bond (C)
Short-Term Bond (A)
ONE GROUP MUTUAL FUNDS

Short-Term Bond (B)
Short-Term Bond (C)
Income Bond (A)
Income Bond (B)
Income Bond (C)
Ultra Short-Term Bond (A)
Ultra Short-Term Bond (B)
Ultra Short-Term Bond (C)
High Yield Bond (A)
High Yield Bond (B)
High Yield Bond (C)
Treasury & Agency (A)
Treasury & Agency (B)
Treasury & Agency (C)
Bond Fund (A)
Bond Fund (B)
Bond Fund (C)

MUNICIPAL BOND FUNDS
--------------------

Intermediate Tax Free Bond (A)
Intermediate Tax Free Bond (B)
Intermediate Tax Free Bond (C)
Municipal Income (A)
Municipal Income (B)
Municipal Income (C)
Arizona Municipal Bond (A)
Arizona Municipal Bond (B)
Arizona Municipal Bond (C)
West Virginia Municipal Bond (A)
West Virginia Municipal Bond (B)
West Virginia Municipal Bond (C)
Louisiana Municipal Bond (A)
Louisiana Municipal Bond (B)
Louisiana Municipal Bond (C)
Ohio Municipal Bond (A)
Ohio Municipal Bond (B)
Ohio Municipal Bond (C)
Kentucky Municipal Bond (A)
Kentucky Municipal Bond (B)
Kentucky Municipal Bond (C)
Short-Term Municipal Bond (A)
Short-Term Municipal Bond (B)
Short-Term Municipal Bond (C)
Tax-Free Bond (A)
Tax-Free Bond (B)
Tax-Free Bond (C)
Michigan Municipal Bond (A)
Michigan Municipal Bond (B)
Michigan Municipal Bond (C)